INVESTOR RELATIONS AGREEMENT

THIS AGREEMENT made as of the 8th Day of September, 2003.

BETWEEN:

GOLD CITY INDUSTRIES LTD., a body corporate incorporated in the Province of British Columbia (Hereinafter referred to as the “Corporation”)

OF THE FIRST PART

And

MARKETSMART COMMUNICATIONS INC., a body corporate incorporated in the Province of British Columbia (Hereinafter referred to as the “Consultant”)

OF THE SECOND PART

WHEREAS the securities of the Corporation are publicly traded on The TSX Venture Exchange (the “Exchange”) under the trading symbol “GC”;

AND WHEREAS the Consultant provides investor relations services to publicly traded corporations;

AND WHEREAS the Corporation wishes to engage the services of the Consultant;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the covenants and agreements herein contained, the parties hereto do hereby warrant and agree as follows:

1.

The Consultant shall provide the following services to the Corporation:

a)

Design, plan and execute jointly with the Corporation, a comprehensive investor relations program;

b)

Introduce the Corporation to financial institutions and private investors;

c)

Update investors with regular information, including, without limitation, quarterly reports, annual reports, news releases, brokerage reports and other similar or related materials, by way of telephone, facsimile transmission, E-mail and mail;

d)

As required by the Corporation, arrange and organize investor relations presentations at financial institutions and brokerage firms;

e)

Utilize media and brokerage reports to enhance the profile of the Corporation;

Provide feedback information to the Corporation from the investment community at large;

f)

Provide feedback information to the Corporation from the investment community at large;

g)

Suggest informational content of the Corporation’s World Wide Web page if necessary;

h)

Maintain new information levels on the Corporation performance so as to properly inform investors;

i)

Provide such support and advice as from time to time may be required, considered necessary or advisable by the Corporation relating directly to the investor Relations function;

j)

Seek and procure support from brokerage houses, research companies and the media at large;

k)

Showcase the merits of the Corporation to retail brokers utilizing mass marketing tools;

I)

Build a broad-based investor network by utilizing the Internet, newsletters and investor groups;

m)

Enhance the corporate image of the Corporation through the creation of news releases and corporate packages and provide professional critique of corporate packets and corporate information and prepare new corporate material if necessary for distribution to investors;

n)

Provide a facility whereby investors, brokers and other interested parties can receive corporate information and communicate;

o)

Assist in the development of relationships with brokerage or investment banking houses for the procurement of additional funding through equity and debt offerings; and

p)

Prepare the Corporation for institutional following through advising company of share structure, corporate image and other necessary changes at the right time to effectively attract institutional following.

The strategy and program tools to be used by the Consultant shall include, without limitation, those itemized in Schedule A attached hereto.

2.

The services to be performed by the Consultant pursuant to this Agreement shall be performed by Maria Da Silva or such other person as may be approved by the Corporation to the best of her/Ms ability and expertise.

3.

The Consultant shall report to the CFO of the Corporation, or in his absence, the President and CEO, who shall have the authority to give such notice, approvals and directions as may be given by the Corporation under this Agreement, or such other representatives as may be designated by the President of the Corporation.

4.

All materials, information and data of any kind whatsoever developed, collected or otherwise obtained by the Consultant in the performance of the work, including photographs, slides,

designs, evaluations, drawings, notes, reports, improvements and inventions shall be and remain the property of the Corporation, unless otherwise approved by the President of the Corporation.

5.

During the term of this Agreement and thereafter, the Consultant shall not, without the prior written consent of the Corporation, use the material, information and data described in section 4 of this Agreement except in the performance of the services or disclose such material, information and data to third parties.

6.

During the term of this Agreement and thereafter, the Consultant shall not at any time make any false or misleading representations, statements, or declarations that could in any way prejudice, harm or embarrass the Corporation, the officers, directors or shareholders of the Corporation.

7.

The Consultant shall comply with all general directions given by the Corporation with respect to implementation of the terms and conditions of this Agreement and with all applicable securities laws and policies including those of the TSX Venture Exchange.

8.

Notwithstanding anything contained herein, the Consultant shall, in the performance of the services be, at all times, an independent contractor and the services shall be carried on by the Consultant under its own supervision and at its own risk.

9.

Subject to the terms hereof, this Agreement will have a term of six (6) months from the date hereof and the contract is renewable for a further six (6) months by mutual agreement of the parties hereto. Notwithstanding the foregoing, this Agreement may also be terminated by either party hereto on thirty (30) days written notice given in advance.

10.

Subject to regulatory approval:

a)

Fees for services rendered pursuant to this Agreement shall be $5,000 per month. The Corporation shall pay the Consultant on or before the first business day of each month during the term hereof subject to earlier termination thereof pursuant to paragraph 9. For the purposes of this Agreement, “business day” shall mean a day, which is not Saturday or Sunday, or a legal holiday in the City of Vancouver, British Columbia.

b)

The Consultant shall be responsible for all expenses incurred by the Consultant in the performance of the services under this Agreement, including travel expenses except for any expenses, which the Corporation has approved in writing in advance. The Corporation shall reimburse the Consultant within thirty (30) days of an expense account being approved by the Corporation.

11

This Agreement shall not preclude the Consultant from making subsequent similar agreements with other companies, provided that such agreements are made subject to the Consultant’s prior contractual commitments under this Agreement and that such agreements shall not adversely affect the Consultant’s performance of its obligations hereunder.

12.

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective legal personal representatives, successors and assigns, However, being in the nature of a personal service contract on the part of the Consultant, this Agreement shall not be assignable by the Consultant, nor shall the Consultant sub-contract the performance of any of its obligations under this Agreement, nor shall the obligations of the Consultant under this Agreement be performed by another, without the prior written consent of Corporation.

13.

‘This Agreement is subject to, and the rights of the parties shall be governed by, the laws of the Province of British Columbia, and the parties hereby irrevocably attorn to the exclusive jutisdiction of the courts of the Province of British Columbia.

14.

Time shall be of the essence herein.

15.

Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by fax, registered or certified mail, return receipt requested or such address as either party may have given to the other in writing.

If to the Corporation:

Gold City Industries Ltd.

Attention: Mr. Courtney Shearer, CFO

550, 580 I-Iornby Street,

Vancouver, B.C. V6C 3B6

If to the Consultant:

MarketSmart Communications Inc.

Attention: Ms. Maria Da Silva, President

1496 West 72nd Avenue

Vancouver, B.C. V6P 3C8

16.

In the event that notice is given by mail, it shall be deemed to have been received five (5) business days after deposit at the registration wicket of any post office and on the date of actual receipt in the event of a facsimile or E-mail transmission.

17.

Any amendments to this Agreement must be in writing and signed by both parties.

18.

The waiver by either party of any default by the other party under this Agreement shall not operate as a waiver of any future default, whether of a like or different nature.

19.

Should any provision of this Agreement or its consideration be or become illegal or unenforceable, it or they shall be considered separate and severable from this Agreement and its conditions.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS Agreement

on the date and year first above written.

GOLD CITY INDUSTRIES LTD.

Per: ______________________________
Frederick J. Sveinson
President and CEO

MARKETSMART COMMUNICATIONS INC.

Per: ______________________________
Maria Da Silva
President

SCHEDULE “A”

I. STRATEGY

Proper and consistent communication is a key to tapping today’s capital markets. This program will be designed to target both a broad investor audience as well as specific strategic and financial networks in the investment community by means of:

Attracting new investors by initiating a lead-generation campaign utilizing the Internet, newsletters, telemarketing, and other forms of advertising;

Increasing market activity by liaising with current market makers and establishing additional market making groups;

Generating brokerage support through telemarketing to firms, and following up through various forms of communication to familiarize those firms with the attractiveness and investment potential of the Corporation;

Garnering newsletter support from the newsletters and presenting the Corporation at seminars and investment conferences as required.

II. PROGRAM TOOLS

Mailing Packet — Review, update and/or rework to ensure it communicates effectively with a broad investor audience.

Newsletters I Brokerage Reports - Contact writers and analysts that would be most interested in following the stock. Write articles for them to reference, reprint or publish. Generate a significant media kit for them to pull from.

Corporate Reporting - Assist the Corporation’s management in the preparation, editing and distribution of news releases and other corporate literature such as annual and quarterly reports to shareholders.

Advertising - Prepare and place ad copy as required to generate investor leads.

Corporate Profile — Review and distribute a one to one and a half page document highlighting the Corporation’s history, management backgrounds, financial performance and investment merits.

Internet - A direct e-mail program will be initiated and maintained utilizing MarketSmart’s extensive investor and investment advisor databanks.

Media — When appropriate, editors and writers will be contacted to begin coverage of the company in their newspapers. Any coverage will be added to the corporate packet and Internet distribution efforts.

Telemarketing - Continued coverage on the phones will ensure communication lines are open to the investment community. Conference calls will be arranged with major shareholders, large brokers and investors to facilitate larger buy tickets.